EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Willimantic, Connecticut — October 22, 2014. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $1.2 million, or $0.10 diluted earnings per share, for the quarter ended September 30, 2014 versus a net loss of $1.7 million, or $0.17 diluted loss per share, for the quarter ended September 30, 2013. The Company reported net income of $3.0 million, or $0.24 diluted earnings per share, for the nine months ended September 30, 2014 compared to a net loss of $1.9 million, or $0.19 diluted loss per share, for the nine months ended September 30, 2013.

The acquisition of Newport Bancorp, Inc. ("Newport") in September 2013 contributed to the higher net income for the three and nine months ended September 30, 2014, as a result of increases in net interest income and noninterest income. Lower net income for the three and nine months ended September 30, 2013 was the result of costs totaling $1.3 million and $2.2 million (pre-tax), respectively, associated with the acquisition of Newport. Excluding the aforementioned costs, the Company would have reported a net loss of $787,000, or $0.08 basic and diluted loss per share, for the three months ended September 30, 2013 and a net loss of $134,000, or $0.01 basic and diluted loss per share, for the nine months ended September 30, 2013.(1)

Net interest income increased $2.6 million to $9.7 million and $9.6 million to $29.3 million for the three and nine months ended September 30, 2014, respectively, compared to the same periods in 2013. Higher net interest income was primarily due to an increase in the average balance of loans outstanding and a lower cost of funds, offset by an increase in the average balance of interest-bearing liabilities versus the comparable periods in 2013.

The provision for loan losses decreased $93,000 for the third quarter of 2014, compared to the same period in 2013, as a result of reductions in nonperforming loans and reserves for impaired loans. The provision for loan losses increased $562,000 for the nine months ended September 30, 2014, compared to the same period in 2013, primarily due to an increase in commercial loans outstanding, which carry a higher degree of risk than other loans held in portfolio, offset by decreases in nonperforming loans and loan charge-offs. At September 30, 2014, nonperforming loans totaled $4.9 million, compared to $7.7 million at September 30, 2013, resulting from decreases in nonperforming multi-family and commercial mortgage loans and residential mortgage loans of $1.7 million and $1.3 million, respectively. Net loan charge-offs were $176,000 and $492,000 for the three and nine months ended September 30, 2014, respectively, consisting primarily of residential and commercial mortgage loan charge-offs, compared to $128,000 and $698,000 for the three and nine months ended September 30, 2013, respectively.

Noninterest income increased $1.2 million to $2.4 million and $1.9 million to $7.7 million for the three and nine months ended September 30, 2014, respectively. Increases in service fees and the cash surrender value of bank-owned life insurance contributed to higher noninterest income during 2014, offset by a decline in mortgage banking activities and a reduction in the fair value of certain derivative instruments for the nine-month period. Service fees increased $247,000 and $1.3 million for the three and nine months ended September 30, 2014, respectively, compared to the same periods in the prior year, as a result of additional deposit customers from the Newport acquisition. Mortgage banking fees increased $12,000 during the third quarter of 2014 and decreased $523,000 during the nine months ended September 30, 2014, as compared to the same periods in the prior year. The decrease for the nine-month period was due to a lower volume of residential mortgage loan sales as compared to 2013. Other noninterest income for the first nine months of 2014 included the reimbursement of $250,000 in legal fees and other foreclosure expenses incurred in a prior period on two commercial loans, offset by an impairment charge of $175,000 to reduce the carrying value of one of the Bank's small business investment company limited partnerships. For the comparable periods in 2013, the Company recognized net losses of $922,000 and $919,000, primarily related to the sale of $3.4 million in collateralized debt obligations and non-agency mortgage-backed securities previously classified as substandard, offset by a gain of $201,000 on the sale of $3.0 million in commercial business loans held for investment.

Noninterest expenses decreased $370,000 for the third quarter of 2014 and increased $4.1 million for the first nine months of 2014, compared to the same periods in 2013. Excluding merger costs, noninterest expenses increased for both the three and nine months ended September 30, 2014 as a result of incremental operating costs attributable to the six branches acquired in the Newport merger. Increases in salaries and benefits included additional staff and higher benefit costs. An increase in outside professional services expense was primarily related to contractual payments to former Newport officers under their noncompetition agreements. Higher other noninterest expenses for the first nine months of 2014 were comprised of increases in fraudulent debit card transactions of $380,000, core deposit intangible amortization of $463,000 associated with the assumption of Newport deposits and prepayment penalties totaling $75,000 for the early extinguishment of certain Federal Home Loan Bank ("FHLB") borrowings. For the comparable periods in 2013, noninterest expenses included pre-tax merger costs for the acquisition of Newport of $1.3 million and $2.2 million, respectively, and prepayment penalties totaling $659,000 for the early extinguishment of FHLB borrowings.

Total assets decreased $6.2 million, or 0.5%, to $1.34 billion at September 30, 2014, principally due to decreases in net loans receivable of $6.3 million, FHLB stock of $2.8 million and other real estate owned of $1.1 million, offset by an increase of $6.3 million in cash and cash equivalents. The lower balance of net loans receivable reflects decreases in commercial business loans of $4.6 million and residential mortgage loans of $15.0 million, offset by increases in multi-family and commercial mortgage loans of $11.8 million and consumer loans of $2.3 million. Residential loan originations declined $19.7 million during the first nine months of 2014 compared to the same period in 2013, offset by increases in commercial mortgage loans and consumer loans of $26.0 million and $7.7 million, respectively.

Total liabilities decreased $9.5 million, or 0.8%, to $1.18 billion at September 30, 2014 compared to $1.19 billion at December 31, 2013. Deposits increased $13.1 million, or 1.3%, which included increases in certificates of deposit of $15.4 million and noninterest-bearing deposits of $1.6 million, offset by a decrease in NOW and money market accounts of $4.0 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $22.1 million from $184.5 million at December 31, 2013 to $162.4 million at September 30, 2014, resulting from net repayments of FHLB advances.

Total shareholders' equity increased $3.3 million from $152.8 million at December 31, 2013 to $156.1 million at September 30, 2014. The increase in shareholders' equity was attributable to net income of $3.0 million, the exercise of stock options of $552,000 and a decrease in net unrealized loss on available for sale securities aggregating $504,000 (net of taxes), offset by dividends of $1.1 million and common shares repurchased totaling $761,000. At September 30, 2014, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Results for the quarter reflect continued progress with implementing the business plan for 2014. Increases in both net interest income and noninterest income contributed to improved performance, while a reduction in noninterest expenses during the quarter reflect favorably on management's efforts to improve the Company's efficiency ratio. Asset quality remains very strong with nonperforming assets as a percentage of total assets at 0.47%” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-six branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Non-GAAP Financial Measures
We believe that certain non-GAAP financial measures provide investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We, as well as securities analysts, investors and other interested parties, use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provide a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
(1) The table below presents a reconciliation of net loss and loss per share, excluding the tax-affected transaction costs related to the acquisition of Newport, for the three and nine months ended September 30, 2013.
Net Loss:

(In Thousands)	Three Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2013
Net loss	$(1,742)	$(1,879)
Merger-related transaction costs (after tax)	955	1,745
Net loss adjusted for merger-related transaction costs	$(787)	$(134)

Loss Per Share:

Basic and diluted as reported	$(0.17)	$(0.19)
Merger-related transaction costs (after tax)	0.09	0.18
Basic and diluted adjusted for merger-related transaction costs	$(0.08)	$(0.01)

Weighted Average Shares Outstanding:

Diluted as reported	10,310,210	9,814,017
Effect of dilutive stock options	—	—
Diluted adjusted for merger-related transaction costs	10,310,210	9,814,017

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the ability to successfully integrate the operations of the former Newport Bancorp, Inc., the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the

Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	September 30,	December 31,
(In Thousands / Unaudited)	2014	2013

ASSETS
Noninterest-bearing cash and due from banks	$16,942	$20,554
Interest-bearing cash and cash equivalents	16,676	6,767
Securities	181,110	183,329
Loans held for sale	1,123	1,764
Loans receivable, net	1,041,071	1,047,410
Bank-owned life insurance	21,159	20,726
Premises and equipment, net	21,303	21,090
Intangible assets	18,847	19,566
Deferred tax asset	9,633	9,705
Other real estate owned, net	1,361	2,429
Other assets	10,917	13,039
Total assets	$1,340,142	$1,346,379

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$997,839	$984,749
Borrowings	162,396	184,520
Other liabilities	23,801	24,268
Total liabilities	1,184,036	1,193,537

Shareholders' equity	156,106	152,842
Total liabilities and shareholders' equity	$1,340,142	$1,346,379

SELECTED OPERATING DATA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Thousands / Unaudited)	2014	2013	2014	2013

Interest and dividend income	$11,728	$9,151	$35,482	$26,008
Interest expense	2,041	2,064	6,205	6,357
Net interest income	9,687	7,087	29,277	19,651

Provision for loan losses	350	443	1,195	633
Net interest income after provision for loan losses	9,337	6,644	28,082	19,018

Noninterest income	2,446	1,233	7,680	5,745
Noninterest expenses	10,004	10,374	31,295	27,164
Income (loss) before income taxes	1,779	(2,497)	4,467	(2,401)

Income tax provision (benefit)	579	(755)	1,447	(522)
Net income (loss)	$1,200	$(1,742)	$3,020	$(1,879)

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2014	2013	2014	2013

Earnings (loss) per share:
Basic	$0.10	$(0.17)	$0.25	$(0.19)
Diluted	$0.10	$(0.17)	$0.24	$(0.19)

Weighted average shares outstanding:
Basic	12,310,368	10,310,210	12,315,829	9,814,017
Diluted	12,333,433	10,310,210	12,354,211	9,814,017

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in Thousands, Except per Share Data / Unaudited)	2014	2013	2014	2013

Selected Performance Ratios:
Return (loss) on average assets (1)	0.35%	(0.65)%	0.30%	(0.25)%
Return (loss) on average equity (1)	3.03	(5.00)	2.59	(1.93)
Interest rate spread	2.92	2.66	2.96	2.60
Net interest margin	3.06	2.85	3.10	2.82
Efficiency ratio (2)	82.45	112.25	84.83	103.19

Asset Quality Ratios:
Allowance for loan losses			$7,619	$6,322
Allowance for loan losses as a percent of total loans (3)			0.73%	0.61%
Allowance for loan losses as a percent of nonperforming loans			155.11	81.76
Nonperforming loans			$4,912	$7,732
Nonperforming loans as a percent of total loans (3)			0.47%	0.75%
Nonperforming assets (4)			$6,273	$9,252
Nonperforming assets as a percent of total assets			0.47%	0.68%

Per Share Data:
Book value per share			$12.21	$11.93
Less: Intangible assets per share(5)			(1.47)	(1.58)
Tangible book value per share (5)			10.74	10.35
Dividends declared per share			$0.09	$0.09

(1) Ratios for the three and nine months have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $18.8 million and $20.3 million at September 30, 2014 and 2013, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514